Exhibit 10.12

PROPERTYGURU GROUP LIMITED RESTRICTED STOCK UNITS PLAN

Adopted on 4th April 2016 (the “Effective Date”) and subsequently amended on 1st January 2018, 6th October 2019, 9th December 2019, 14th October 2020 and 19th July 2021 (the “PropertyGuru Plan”). In connection with the transactions contemplated by that certain Business Combination Agreement by and among Bridgetown 2 Holdings Limited, PropertyGuru Group Limited, B2 PubCo Amalgamation Sub Pte. Ltd. and PropertyGuru Pte. Ltd. dated 23rd July 2021 2021, the PropertyGuru Plan was assumed and converted into the PropertyGuru Group Limited Restricted Stock Units Plan.

1.	PURPOSE OF THE PLAN

The purpose of the PropertyGuru Group Limited (the “Company”) Restricted Stock Units Plan (the “RSU Plan”) is to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

2.	DEFINITIONS

As used in this RSU Plan and in any RSU Grant Agreement, the following capitalised terms shall have the following meanings:

(a)

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company, as applicable. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Applicable Law” shall mean applicable laws, rules, regulations and requirements, including all applicable U.S. federal or state laws, any Stock Exchange rules, regulations or guidelines, the applicable laws, rules or regulations of any other country or jurisdiction where any RSUs are granted under the RSU Plan, or where Participants reside or provide services, and the orders and requirements of governmental authorities in any such jurisdiction, as such laws, rules, regulations, orders and requirements shall be in effect from time to time.

(c)	“Articles” shall mean the memorandum and articles of association of the Company (as may be amended or restated from time to time).

(d)	“Bad Leaver” shall mean a termination of the Participant’s Employment by the Company or its subsidiary, as applicable, for Cause.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)

“Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise defined in the Participant’s employment agreement with the Company or any subsidiary of the Company or in the Participant’s RSU Grant Agreement, in which case such definition shall govern:

(i)

a material failure of the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates (other than as a result of physical or mental illness or injury);

(ii)	the Participant’s willful misconduct or gross negligence which is injurious to the Company or any subsidiary of the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(iii)	a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any subsidiary of the Company;

(iv)

the Participant’s unauthorised removal from the premises of the Company or any subsidiary of the Company of any document (in any medium or form) relating to the Company or any subsidiary of the Company, any of its Affiliates, or the customers of the Company;

(v)	the commission by the Participant of any felony or other serious crime;

(vi)

a breach by the Participant of the terms of any agreement with the Company or any subsidiary of the Company or any material policies of the Company or any subsidiary of the Company applicable to the Participant, including without limitation any provision of the RSU Plan and/or the RSU Grant Agreement; or

(vii)	Competing.

If, subsequent to the termination of a Participant’s Employment, it is discovered that the Participant engaged in conduct which the Committee determines in good faith could have resulted in Participant’s Employment being terminated for Cause, as such term is defined above, or if the Participant Competes, the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(g)

“Change of Control” shall mean (a) any sale, transfer or other disposition of Ordinary Shares, in a single transaction or series of related transactions, as a result of which a third party acquires more than 50% of the Ordinary Shares (and in such event, only with respect to Ordinary Shares actually sold), (b) a sale, transfer, exclusive licensing or other disposition, in a single transaction or series of related transactions, of more than 50% of the Company’s assets, including assets that are not and cannot be part of the asset side of the balance sheet, to a third party, (c) a merger or any reorganisation whereby the Company is not the surviving entity (unless the holders of the share capital of the Company immediately prior to such event continue to hold more than 50% of the voting and economic interest of the surviving entity following such event) or (d) any other transaction resulting in a change of control of the Company (as used in this sub-clause (d), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise).

(h)

“Committee” shall mean the Remuneration Committee of the Board or any other committee appointed by the Board pursuant to Section 3 from time to time to administer the RSU Plan, and if no such committee exists or has been appointed, the Board.

(i)

“Compete” shall mean with respect to any Participant, in addition to what may otherwise be provided in the Participant’s Employment agreement with the Company or any subsidiary of the Company, the provisions in the Participant’s RSU Grant Agreement or in any other agreement entered into between the Company or any subsidiary of the Company with the Participant pursuant to which the Participant is subject to restrictive covenants. “Competed” and “Competing” shall have correlative meanings.

(j)

“Confidential Information” shall mean, unless more broadly defined in the Participant’s employment agreement with the Company or any subsidiary, all information regarding the Company or any of its subsidiaries or Affiliates, any activity of any of the Company, its subsidiaries or its Affiliates, the business of any of its Affiliates or any customer or supplier of the Company, its subsidiaries or its Affiliates that is not generally known by the public or to Persons not employed by the Company, its subsidiaries or its Affiliates, including, without limiting the foregoing, information that would not be known to the public but for the actions of or disclosure by, directly or indirectly, the Participant.

(k)

“Disability” shall mean with respect to any Participant, unless otherwise defined in the Participant’s RSU Grant Agreement, a permanent disability as defined in the Company’s or its subsidiaries’ disability plans, or as defined from time to time by the Board, in its sole discretion.

(l)

“Eligible Individual” shall mean any Employee who, in the judgment of the Committee, should be eligible to participate in the RSU Plan due to the services they perform on behalf of the Company or a subsidiary of the Company.

(m)

“Employment” shall mean employment relationship with the Company or any of its subsidiaries and shall include the provision of services as a director for the Company or any of its subsidiaries. “Employee” and “Employed” shall have correlative meanings. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by the Company or one of its subsidiaries. If a Participant’s Employment is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless otherwise determined by the Committee or if the Participant transfers Employment to the Company or one of its remaining subsidiaries.

(n)

“Fair Market Value” shall mean (A) the closing price of the Ordinary Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange.

(o)	“Good Leaver” shall mean with respect to any Participant the termination of his or her Employment by reason of:

(i)	redundancy;

(ii)	retirement at the earlier of (A) 65 years of age, and (B) the mandatory retirement age as stipulated under Applicable Law in the jurisdiction under which the Participant is employed;

(iii)	retirement before the minimum retirement age stipulated in sub-paragraph (ii) above, with the consent of the Committee;

(iv)	death or Disability by the Participant; or

(v)	any other reason the Committee may determine in its absolute discretion.

(p)	“Leaver” shall mean a termination of the Participant’s Employment for reasons other than those set out in the definitions of Good Leaver and Bad Leaver.

(q)	“Ordinary Shares” shall mean ordinary shares in the share capital of the Company.

(r)	“Participant” shall mean an Eligible Individual to whom a grant of a RSU has been made.

(s)	“Performance-Based RSU” shall have the meaning set forth in Section 4.4.2.

(t)	“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organisation, trust or joint venture, or a governmental agency or political subdivision thereof.

(u)

“RSU” shall mean a grant of restricted stock units made to any Participant under the RSU Plan. Any references in the RSU Plan to a “RSU” will include, but are not limited to, “Time-Based RSUs” and “Performance-Based RSUs”.

(v)	“RSU Cash Award” shall have the meaning set forth in Section 4.9.

(w)

“RSU Grant Agreement” shall mean an agreement, substantially in the form attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the grant of each RSU pursuant to the RSU Plan, provided the Committee may make such changes to the form of the RSU Grant Agreement for any particular grant as the Committee may determine in its absolute discretion, pursuant to its powers set forth in the RSU Plan.

(x)	“RSU Grant Date” shall have the meaning set forth in Section 4.2.

(y)	“RSU Vesting Notice” shall have the meaning set forth in Section 4.5.

(z)	“Time-Based RSU” shall have the meaning set forth in Section 4.4.1.

3.	ADMINISTRATION OF THE PLAN

The Board shall have the right to establish the Committee to administer the RSU Plan under the terms of the Company’s constitution, and to grant RSUs.

In addition, the Committee, in its absolute discretion, may delegate its authority to grant RSUs to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation and subject to Applicable Law.

3.1	Powers of the Committee. In addition to the other powers granted to the Committee under the RSU Plan, the Committee shall have the power, in its absolute discretion, to:

3.1.1	determine the Eligible Individuals to whom grants of RSUs shall be made;

3.1.2	determine the time or times when grants of RSUs shall be made;

3.1.3	determine the allocation methodology to be used in respect of calculating the number of Ordinary Shares to be subject to each such grant of RSUs;

3.1.4	determine, modify or waive the terms and conditions of any grant of RSUs;

3.1.5	prescribe the form and terms and conditions of any instrument evidencing a grant of RSUs, so long as such terms and conditions are not otherwise inconsistent with the terms of the RSU Plan;

3.1.6	adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the RSU Plan;

3.1.7	construe and interpret the RSU Plan, such rules and regulations and the instruments evidencing grants of RSUs;

3.1.8	reconcile any inconsistency, correct any defect and/or supply any omission in the RSU Plan or any instrument evidencing any grant of RSUs; and

3.1.9	make all other determinations necessary or advisable for the administration of the RSU Plan and otherwise do all things necessary to carry out the purposes of the RSU Plan,

provided that such power shall be subject to Applicable Law.

3.2

Determinations of the Committee. Any grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the RSU Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.3

Compliance with Applicable Law; Securities Matters; Effectiveness of RSU Settlement. The Company shall be under no obligation to effect or procure the registration or effect similar compliance with respect to any applicable securities laws with respect to any awards or Ordinary Shares to be issued or transferred, as the case may be, hereunder. Any issuance or transfer, as the case may be, of Ordinary Shares to a Participant pursuant to the settlement of a RSU shall only be effective once such Ordinary Shares have been registered in such Participant’s name in the Company’s Register of Members or recorded with the transfer agent or stock plan administrator of the Company for the benefit of the Participant (as the case may be). The Company may, in its sole discretion, defer the issuance or transfer of the Ordinary Shares pursuant to any RSU or to help ensure compliance under applicable securities laws and any exemptions therefrom on which the Company may be relying. The Company shall inform the Participant in writing of its decision to defer the issuance or transfer of the Ordinary Shares pursuant to any RSU.

3.4

Inconsistent Terms. In the event of a conflict between the terms of the RSU Plan and the terms of any RSU Grant Agreement, the terms of the RSU Plan shall govern except as otherwise expressly provided herein.

3.5

RSU Plan Term. The Committee shall not grant any RSUs under the RSU Plan on or after the tenth anniversary of the Effective Date. All RSUs which remain outstanding after such date shall continue to be governed by the RSU Plan and the applicable RSU Grant Agreement(s).

4.	RESTRICTED STOCK UNITS

4.1

Grant. The Committee may offer to grant RSUs to such Eligible Individuals as it may select in its absolute discretion at any time during the period where the RSU Plan is in force, provided that such power shall be subject to Applicable Law. Each RSU offered pursuant to the RSU Plan shall be subject to terms and conditions established by the Committee consistent with the RSU Plan.

4.1.1	Offer of Grant. An offer to grant RSUs to the Eligible Individual shall be made by sending to such Eligible Individual a RSU Grant Agreement confirming the grant of RSUs.

4.1.2

Acceptance of Grant. A grant of RSUs offered to an Eligible Individual pursuant to Section 4.1.1 may only be accepted by the Eligible Individual within thirty (30) days after the relevant RSU Grant Date and not later than 5.00 p.m. on the thirtieth (30th) day from such RSU Grant Date (a) by completing, signing and returning to the Company the RSU Grant Agreement, subject to such modification as the Committee may from time to time determine, accompanied by payment of S$0.01, to the extent required by Applicable Law, or such other amount and such other documentation as the Committee may require as consideration and (b) if, at the date on which the Company receives from the Eligible Individual the RSU Grant Agreement in respect of the RSU as aforesaid, he or she remains eligible to participate in the RSU Plan in accordance with the terms and conditions set out therein.

The Eligible Individual may accept or refuse the whole or part of the offer. The Committee shall, within fifteen (15) business days of receipt of the RSU Grant Agreement and consideration, acknowledge receipt of the same.

4.1.3	Lapse of Grant. Unless the Committee determines otherwise, an offer of a grant of a RSU shall automatically lapse and become null, void and of no effect and shall not be capable of acceptance if:

(i)	it is not accepted in the manner as provided in Section 4.1.2 within the thirty (30) day period;

(ii)	the Eligible Individual dies prior to his or her acceptance of the RSU;

(iii)	the Eligible Individual is adjudicated a bankrupt or enters into composition with his or her creditors prior to his or her acceptance of the RSU;

(iv)	the Eligible Individual, being an Employee of the Group, ceases to be in the Employment of the Group for any reason whatsoever prior to his or her acceptance of the RSU; or

(v)	the Company is liquidated or wound-up prior to the Eligible Individual’s acceptance of the RSU.

4.1.4

Rejection of Acceptance. The Company shall be entitled to reject any purported acceptance of a grant of a RSU made pursuant to Section 4.1 which does not strictly comply with the terms of the RSU Plan.

4.1.5

Offer in Contravention of Law and Regulation. In the event that a grant of a RSU results in the contravention of any Applicable Law, such grant shall be null and void and be of no effect and the relevant Participant shall have no claim whatsoever against the Company.

4.2	RSU Grant Date. The date of grant of the RSUs shall be the date designated by the Committee and specified in the RSU Grant Agreement as of the date the RSU is granted (the “RSU Grant Date”).

4.3

Terms and Conditions. Subject to the specific terms of the RSU Grant Agreement, including any vesting conditions outlined in the RSU Grant Agreement, each RSU shall represent an unfunded unsecured promise to pay to the holder thereof a number of Ordinary Shares as set out in the RSU Grant Agreement, or in certain circumstances, entitle the Participant to a RSU Cash Award.

4.4

Vesting of RSUs. The Committee shall specify in the RSU Grant Agreement the conditions upon which the RSU shall become vested. The RSU Grant Agreement may, but the Committee shall not be required to, provide for vesting pursuant to this Section 4.4 or pursuant to such other conditions as the Committee shall deem appropriate in its sole discretion.

Subject to the terms of the RSU Plan, Section 5.2 and any conditions specified by the Committee in its sole discretion in the RSU Grant Agreement, as soon as practicable upon the vesting of a RSU, the Company shall issue or procure the issue or, as the case may be, transfer or procure the transfer to the Participant the number of Ordinary Shares as determined in accordance with the RSU Grant Agreement.

Ordinary Shares issued by the Company on the vesting of a RSU in accordance with this Section 4.4 and the relevant RSU Grant Agreement shall be issued fully paid as to par value (if applicable) and recorded as such in the Company’s Register of Members.

4.4.1

Time-Based RSUs. The Committee may provide in the RSU Grant Agreement that part or all of a RSU granted under the RSU Plan is a Time-Based RSU. For the purposes of this plan, a “Time-Based RSU” shall mean a RSU which is subject to time-based vesting conditions as set forth in the RSU Grant Agreement as may be varied or accelerated by the Committee at its sole discretion. Unless the Committee provides otherwise, the vesting of the Time-Based RSU may be suspended during any leave of absence.

4.4.2

Performance-Based RSUs. The Committee may provide in the RSU Grant Agreement that part or all of a RSU granted under the RSU Plan is a Performance-Based RSU. For the purposes of this plan, a “Performance-Based RSU” shall mean a RSU that vests in accordance with the performance conditions set forth in the applicable RSU Grant Agreement as may be varied or accelerated by the Committee at its sole discretion. The Committee may in its absolute discretion also additionally impose time-based vesting conditions on such Performance-Based RSUs, which shall be set forth in the RSU Grant Agreement.

In addition, the Committee may, in its absolute discretion, adjust the performance conditions to some or all of the Performance-Based RSUs as set forth in the RSU Grant Agreement in the event of exceptional circumstances outside of management’s control which may materially affect the Group’s performance such that the Participants do not receive or suffer an undue advantage or disadvantage (as the case may be).

4.4.3

Accelerated Vesting upon occurrence of a Change of Control. Except as otherwise provided in the RSU Grant Agreement or unless otherwise determined by the Committee in its absolute discretion pursuant to Section 4.10.2, upon the occurrence of a Change of Control or where a Change of Control is likely to occur (as determined by the Committee in its absolute discretion), all of the outstanding unvested Time-Based RSUs and/or Performance-Based RSUs shall immediately vest prior to the Change of Control.

4.5

Vesting Notice. Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (a) determined that the vesting conditions as set out in the RSU Grant Agreement have been met or (b) waived the vesting conditions in respect of some or all of the RSUs, the Committee will notify the Participant of the number of RSUs that have vested via the issue of a vesting notice (the “RSU Vesting Notice”). The date of the RSU Vesting Notice will be the date the RSUs vest in the Participant, and no RSU will vest until the RSU Vesting Notice has been issued.

For the purposes of this Section 4.5, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.6

Malus. In the event of any circumstances which (a) would lead the Participant receiving or being eligible to receive an unfair benefit, or (b) the Committee determines in its absolute discretion that a reduction or clawback of the RSUs is otherwise warranted, the Committee may, in its absolute discretion:

4.6.1	in the case of any unvested RSUs, reduce, lapse or forfeit all or part of such RSUs and/or amend or alter any vesting conditions applying to such RSUs; and

4.6.2

in the case of any vested RSUs, by written notice to the relevant Participant require that Participant (i) pay to the Company the prevailing after tax cash value of the Ordinary Shares arising from the vesting of such RSUs (with such payment to be made within 30 business days of receipt of such notice); or (ii) pay to Company the proceeds (net of tax) arising from an on-market sale of the Ordinary Shares arising from the vesting of such RSUs, within 30 business days of receipt of such notice.

For the purposes of this Section 4.6(a), an unfair benefit may, in the absolute discretion of the Committee, be considered to arise where a RSU, which would not have otherwise vested, vests or remains capable of vesting as a result of such circumstances.

For the purposes of this Section 4.6(b), such circumstances are limited to:

(A)	fraud or dishonesty on the part of the Participant;

(B)	breach of any obligations owed by the Participant to the Group;

(C)	bankruptcy of the Participant; or

(D)	any material misstatement of financial accounts by the Participant.

4.7	Termination of Employment. Unless otherwise specified in the RSU Grant Agreement or unless the Committee determines otherwise, upon termination of the Participant’s Employment:

(i)	where the Participant is a Leaver or Bad Leaver, all unvested outstanding RSUs held by such Participant shall be immediately forfeited; and

(ii)

where the Participant is a Good Leaver, the Committee may, at its absolute discretion, permit him or her to retain a portion of his or her unvested RSUs, such retained unvested RSUs to be pro-rated for the portion of the vesting period served at the time of cessation of Employment, and to vest subject to the terms and conditions of the RSU Grant Agreement to which the RSUs were first granted.

4.8

Lapse of RSUs. Unless otherwise determined by the Committee, in respect of every vesting period, where the Committee determines, in its absolute discretion, that the performance condition and/or any other condition applicable to a RSU (including the Participant’s active Employment until the completion of that vesting period) has not been satisfied (whether fully or partially), such RSU shall lapse and be of no value.

For the purposes of this Section 4.8, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

4.9

Cash Awards. Upon the vesting of RSUs pursuant to Section 4.5, the Committee may, in its absolute discretion, determine to make a payment of cash to the Participant instead of issuing or, as the case may be, transferring Ordinary Shares (“RSU Cash Award”), in which event the Company shall pay to the Participant as soon as practicable after vesting of such RSUs in lieu of all or part of such Ordinary Shares, the Fair Market Value of one Ordinary Share multiplied by the number of Ordinary Shares subject to the RSU or such portion, on such payment terms and other terms, and subject to such conditions, as the Committee determines, in settlement in full of the Participant’s rights in respect of such RSU.

4.10	Changes in and Distributions With Respect to Ordinary Shares.

4.10.1

Basic Adjustment Provisions. In the event of a share dividend, share split or combination of shares (including a reverse stock split), recapitalisation or other change in the Company’s capital structure, the Committee shall make appropriate adjustments, as determined by the Committee in its absolute discretion to (a) the maximum number of Ordinary Shares specified in Section 3 that may be delivered under the RSU Plan, (b) the number and kind of shares of stock or securities subject to RSUs then outstanding or subsequently granted and (c) any other provision of RSUs affected by such change to prevent the enlargement or dilution of rights with respect to the number of Ordinary Shares subject to grant under the RSU Plan and/or the number of Ordinary Shares subject to the RSUs, provided that such power shall be subject to the Articles and Applicable Law.

4.10.2

Certain Other Adjustments. The Committee shall also make adjustments of the type described in Section 4.10.1 above to take into account distributions to shareholders other than those provided for in Section 4.10.1, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the RSU Plan and to preserve the value of RSUs granted hereunder, where applicable. In addition, in the event of a corporate acquisition or similar corporate transaction involving the Company, its subsidiaries or their Affiliates, the Committee may, in its absolute discretion (i) provide for the cancellation of any such RSUs in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise of the vested portion of such RSUs or realization of the Participant’s rights under the vested portion of such RSUs, as applicable; provided that, if the amount that could have been obtained upon the exercise of the vested portion of such RSUs or realization of the Participant’s rights, in any case, is equal to or less than zero, then the RSUs may be terminated without payment, (ii) provide that such RSUs be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Committee in its absolute discretion, (iii) replace such RSUs with other rights or property selected by the Committee in its absolute discretion, (iv) provide that the RSUs will terminate and cannot vest, be exercised or become payable after the applicable event or (v) make such adjustments to the vesting conditions applicable to any outstanding RSUs as it reasonably determines in good faith are appropriate to avoid distortion in the value of such RSUs.

4.10.3	Continuing Application of Plan Terms. References in the RSU Plan to Ordinary Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 4.10.

4.11

Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company (including the payment of an extraordinary dividend), the Committee shall make such adjustments as it determines in its absolute discretion to prevent the enlargement or dilution of rights with respect to the type and number of shares subject to grant under the RSU Plan, including, but not limited to, the number of Ordinary Shares to be subject to the RSUs, provided that such power shall be subject to the Articles and Applicable Law. The Company may, in the event the Committee has determined an adjustment is necessary pursuant to this Section 4.11, determine instead to pay an equivalent cash bonus to the Participants upon vesting of the RSUs in lieu of adjusting such RSUs, as the Committee may determine in its absolute discretion.

5.	MISCELLANEOUS

5.1

Rights as Holders of RSUs. The Participants shall not have any rights as holders with respect to any Ordinary Shares covered by or relating to the RSUs granted pursuant to the RSU Plan until the date the Participants become the registered owners of such Ordinary Shares issued or, as the case may be, transferred in accordance with and subject to the governing documents of the Company. Except as otherwise expressly provided in Sections 4.10 through 4.11 hereof, no adjustment to the RSUs shall be made for dividends or other rights for which the record date occurs prior to the effective date such share is registered.

5.2

Amendment of Terms of RSUs. The Committee may, in its sole discretion, amend the RSU Plan or terms of any RSU, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the RSU Plan in relation to outstanding grants or such RSU without such Participant’s written consent, unless the Committee expressly reserved the right to make such amendment at the time the RSU was granted (which shall include, without limitation, the right to adjust or modify outstanding RSUs (pursuant to Sections 4.10 through 4.11)). For purposes of this Section 5.3, the opinion of the Committee as to whether any amendment would impair or adversely affect the Participants’ existing rights under the RSU Plan in relation to outstanding grants of RSUs shall be final, binding and conclusive.

5.3

No Special Employment Rights. Nothing contained in the RSU Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of grant.

5.4

Tax Withholding. The Committee is authorised to withhold from any delivery of Ordinary Shares pursuant to the RSU Plan or any other payment to a Participant such amounts as are required to be withheld by applicable tax law in connection with any RSU. Each Participant shall be responsible for the payment of applicable withholding and other taxes in cash that may become due in connection with the grant or settlement of a RSU. The Committee may permit a Participant to satisfy such obligation through the delivery of Ordinary Shares that have a Fair Market Value equal to the amount required to be paid, to the extent that the Committee determines that so satisfying such obligation would not adversely impact the Company’s ability to meet its cash obligations.

5.5

No Restrictions on Ordinary Shares issued or transferred under RSUs. Unless stated in the RSU Grant Agreement or as the Committee may determine in its absolute discretion, all Ordinary Shares issued or transferred, as the case may be, pursuant to the settlement of any RSU shall not be subject to any dealing or trading restrictions.

5.6

Coordination with Other Plans. RSUs under the RSU Plan may be granted in tandem with, or in satisfaction of or substitution for, other grants under other plans or awards made under other compensatory plans or programs of the Group.

5.7

Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person or by electronic mail, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Company:

PROPERTYGURU GROUP LIMITED

Paya Lebar Quarter, 1 Paya Lebar Link

#12-01/04, Singapore 408533

Attention: [●]

If to the Participant, to its most recent address shown on records of the Company or their subsidiaries;

or in each case to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.8	Descriptive Headings. The headings in the RSU Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5.9

Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company, its subsidiaries and the Participants shall be enforceable to the fullest extent permitted by law.

5.10

Governing Law. The provisions of, and all claims or disputes arising out of or based upon the RSU Plan or any RSU Grant Agreement, RSU or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

5.11

Limitation of Liability. Notwithstanding anything to the contrary in the RSU Plan, neither the Company, nor any subsidiary or Affiliate of the Company, nor the Board or the Committee, nor any person acting on behalf of the Company, any subsidiary or Affiliate of the Company, the Board or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of a RSU under any circumstances for any costs, losses, expenses and damages whatsoever and howsoever arising in any event or by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to the RSU.

5.12

Collection, Use and Disclosure of Personal Data. For the purposes of implementing and administering the RSU Plan, and in order to comply with any Applicable Laws, the Company will collect, use and disclose the personal data of the Participants, as contained in each RSU Grant Agreement and/or any other notice or communication given or received pursuant to the RSU Plan, and/or which is otherwise collected from the Participants (or their authorised representatives). By participating in the RSU Plan, each Participant consents to the collection, use and disclosure of his or her personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company in any country or jurisdiction, and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he or she discloses the personal data of third parties to the Company in connection with the RSU Plan, he or she has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with Applicable Law. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

5.13

Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore. No person other than the Company or a Participant shall have any right to enforce any provision of the RSU Plan or any RSU Grant Agreement and/or RSU by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

EXHIBIT A - FORM OF RSU GRANT AGREEMENT

THIS AGREEMENT, made as of this     day of         , 20     between PropertyGuru Group Limited (the “Company”) and                      (the “Participant”).

WHEREAS:

(A)

The Company has adopted and maintains the PropertyGuru Group Limited Restricted Stock Units Plan (the “RSU Plan”) to promote the interests of the Company and its subsidiaries (collectively the “Group”) by providing selected employees and directors of the Group with an appropriate incentive to encourage them to continue in the employ of the Group and to improve the growth, profitability and financial success of the Group.

(B)	The RSU Plan provides for the grant to Participants of RSUs.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.

Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the RSU Plan, the Company hereby grants to the Participant a restricted stock unit (the “RSU”) with respect to [●] Ordinary Shares. [In consideration for the grant of RSUs the Participant shall make a payment of S$0.01 to the Company.]

The RSU comprises [(a) a Time-Based RSU of up to [●] Ordinary Shares (comprising approximately [●]% of this RSU), and (b) a Performance-Based RSU of up to [●] Ordinary Shares (comprising approximately [●]% of this RSU), in each case] as determined in Section 4 below.

2.	Grant Date. The Grant Date of the RSU hereby granted is [●].

3.

Incorporation of RSU Plan. All terms, conditions and restrictions of the RSU Plan, as amended from time to time, are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the RSU Plan and this Agreement, the terms and conditions of the RSU Plan, as interpreted by the Committee, shall govern, except to the extent this Agreement expressly changes the default provisions contained in the RSU Plan, in which case the provisions of this Agreement shall govern. All capitalised terms used and not defined herein shall have the meaning given to such terms in the RSU Plan.

4.	Additional Terms of the RSU.

(a)	In relation to the Time-Based RSU for up to [●] Ordinary Shares:

[●]

(b)	In relation to the Performance-Based RSU for up to [●] Ordinary Shares:

[●]

(c)

Subject in all cases to the Participant’s active Employment, once the Committee has, in its absolute discretion, (i) determined that the vesting conditions as set out in this Agreement have been met or (ii) waived the vesting conditions in respect of some or all of the RSUs, the Committee will notify the Participant of the number of RSUs that have vested via the issue of a vesting notice (the “RSU Vesting Notice”). The date of the RSU Vesting Notice will be the date the RSU vests in the Participant, and no RSU will vest until the RSU Vesting Notice has been issued.

For the purposes of this Section 4, a Participant shall be deemed to have ceased to be so actively Employed as of the date the notice of termination of Employment is tendered by or is given to him or her, unless such notice shall be withdrawn prior to its effective date.

5.

Issuance of Ordinary Shares. As soon as practicable upon the vesting of the RSU, the Participant will receive [●] fully paid Ordinary Shares [or, in the Committee’s sole discretion or an amount in cash equal to the value thereof calculated in accordance with the RSU Plan].

6.

Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

7.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

8.	Limitation on Transfer. The RSU and all rights thereunder shall not be assignable or transferable.

9.	Restrictive Covenants.

(a)

In consideration of the Participant’s Employment with the Company and as a condition of the grant of a RSU pursuant to this Agreement, the Participant makes the following covenants described in this Section 9. Notwithstanding anything in the RSU Plan or this Agreement to the contrary, in the event that the Participant violates any of the provisions of this Section 9, he or she shall forfeit the RSU in full (regardless of the extent to which the RSU is vested at the time of such violation).

(b)

Non-Competition; Non-Solicitation; Confidential Information. In addition to what may otherwise be provided in the Participants’ Employment agreement with the Company or any subsidiary of the Company, the Participant, in consideration of the grant of RSUs to him or her under the RSU Plan, undertakes that he or she shall not during the Participant’s Employment and for the 12 month period following the termination of the Participant’s Employment compete by doing or permitting any of the following without the prior written consent of the Company in countries where the Company has a business presence, and acknowledges and agrees that a violation of this restrictive covenant will entitle the Company to terminate all his or her rights under the RSU Plan and/or any outstanding grant:

(i)

become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person engaging in any business activity that competes with the business of the Company or any subsidiary of the Company at such time;

(ii)

solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (x) any customer or supplier of the Company or any subsidiary of the Company in connection with any business activity that then competes with the Company or any subsidiary of the Company or to terminate or alter in a manner adverse to the Company or its Affiliates such customer’s or supplier’s relationship with the Company or its Affiliates, or (y) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment, provided that Participant’s employer’s or business organisation’s conducting general advertising for employees shall not in and of itself be a violation of this clause (ii); or

(iii)

at any time during or following Employment, disclose or use any Confidential Information other than for the benefit of the Company and its Affiliates, except as required by legal process (provided that if the Participant receives legal process with regard to disclosure of such Confidential Information, he or she shall promptly notify the Company and cooperate with the Group in seeking a protective order with respect to such Confidential Information).

(c)

Non-Disparagement. The Participant shall not, directly or indirectly, disparage (i) the Company, (ii) the Group, (iii) any subsidiaries or Affiliates of the Company, (iv) any employee, officer, shareholder or director of any of the entities described in clauses (i) through (iii), or (v) the business or properties or assets of the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing herein shall preclude the Participant from making truthful statements or disclosures that are required by Applicable Laws.

(d)

Enforceability of Covenants. The Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 9, and the Participant agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and the Participant hereby waives any such defence. The Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude the Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Participant agrees that the Participant’s covenants under this Section 9 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defence to the enforceability of the Participant’s covenants and obligations under this Section 9. The Participant agrees that any breach of any covenant under this Section 9 will result in irreparable damage and injury to the Company or one of its subsidiaries and that the Company and/or its subsidiaries will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

(e)

Nonexclusive Remedy. In addition to any remedies that may be available in any agreement to which the Participant is a party, the remedies available for breach of any of the foregoing restrictive covenants shall include: (i) any rights or remedies available in law or in equity, (ii) the forfeiture of the RSU for no consideration; (iii) in respect of the RSU (or portion thereof) settled prior to any such breach or subsequent thereto and prior to the forfeiture of the RSU (or portion thereof) required by this Section 9, payment by the Participant to the Company of an amount equal to the higher of (1) the Fair Market Value of the Ordinary Shares on the day of the issue or transfer, as the case may be, of Ordinary Shares, and (2) the per-share proceeds of any sale of Ordinary Shares acquired upon such settlement multiplied by the number of Ordinary Shares so sold; and (iv) payment by the Participant to the Group of an amount reimbursing the Group, as applicable, for all attorney’s fees they incur enforcing their rights hereunder.

10.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the RSU Plan. This Agreement, including without limitation the RSU Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Singapore, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 12, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

13.

Effect on Employment. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or any of its subsidiaries, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any RSU.

14.

Participant Representations; Acknowledgments. The Participant hereby acknowledges receipt of a copy of the RSU Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the RSU Plan, this Agreement and the RSU shall be final and conclusive. The Participant further acknowledges that if, following the date the Participant receives the RSU pursuant to this Agreement, the Company determines that any of the representations made by the Participant under this Section 14 is inaccurate, the grant of the RSU to the Participant pursuant to this Agreement may, in the sole discretion of the Board, be rescinded and deemed null and void.

*        *        *        *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorised officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the RSU Plan as of the day and year first written above.

PROPERTYGURU GROUP LIMITED

By:
Title:

PARTICIPANT

[Participant’s name]